CONSENT OF CHARLES BEAUDRY

The undersigned hereby consents to all references to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of Metalla Royalty & Streaming Ltd. in connection with certain technical and scientific information described therein.

/s/ Charles Beaudry
Charles Beaudry
November 6, 2020